                                                                       EXHIBIT 2

                               3Si HOLDINGS, INC.
                           BALANCE SHEET (PAGE 1 OF 2)
                                  JUNE 30, 2002

                                     ASSETS


CURRENT ASSETS (NOTE E)
      Cash and cash equivalents (Note B)                          $  40,003
      Accounts receivable (Note D)                                    3,640
      Prepaid health insurance                                        5,937
      Other prepaid expenses                                          9,914
                                                                  ---------
          Total current assets                                       59,494


PROPERTY AND EQUIPMENT AT COST (NOTES B, E, F, AND G)
      Computer systems and software                                 150,179
      Less accumulated depreciation and amortization                (67,105)
                                                                  ---------
          Net equipment                                              83,074
                                                                  ---------

Total assets                                                      $ 142,568
                                                                  =========


        The accompanying notes are an integral part of these statements.

                               3Si HOLDINGS, INC.
                           BALANCE SHEET (PAGE 2 OF 2)
                                  JUNE 30, 2002

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)


CURRENT LIABILITIES
      Note payable (Note E)                                         $   115,000
      Current portion of long-term debt (Note F)                          9,602
      Accounts payable - trade                                           78,682
      Unearned revenue                                                   32,400
                                                                    -----------
          Total current liabilities                                     235,684


NON-CURRENT LIABILITIES
      Long-term debt (Note F)                                             2,159


COMMITMENTS AND CONTINGENCIES (NOTES G AND H)                                --


MINORITY INTEREST (NOTE I)                                                   --


STOCKHOLDERS' (DEFICIT) (NOTE J)
      Common stock - authorized 50,000,000 shares of $.01 par
         value; 35,670,337 shares issued at June 30, 2002               356,703
      Additional paid-in capital                                      5,490,963
      Accumulated (deficit)                                          (5,904,757)
      Treasury stock at cost - 215,000 shares                           (38,184)
                                                                    -----------

          Total stockholders' (deficit)                                 (95,275)
                                                                    -----------

Total liabilities and stockholders' (deficit)                       $   142,568
                                                                    ===========


         The accompanying notes are an integral part of these statements


                                       34